Exhibit 1

                                                                                                                                                News Release

Ashland announces significant board refreshment and board leadership changes to support continued execution of strategic plan
Neuberger Berman assisting in process and voting for Ashland slate of nominees for 2019 Annual Meeting
Company to initiate search for two new directors in consultation with Neuberger Berman and with input from other shareholders
Jay Ihlenfeld to be appointed lead independent director

COVINGTON, Kentucky, January 14, 2019 – Ashland Global Holdings Inc. (NYSE: ASH) today announced significant changes to the composition and leadership of its board of directors, consistent with its ongoing board refreshment program. These include the addition of two new independent board members, appointment of a lead independent director and appointment of new board committee chairs.

These actions were taken by the Ashland board in consultation with Neuberger Berman, one of the company’s largest shareholders and a long-term Ashland shareholder of over five years, along with input from other shareholders. Neuberger Berman has agreed to vote for Ashland’s nominees for election at Ashland’s 2019 Annual Meeting of Stockholders on February 8, 2019 (“2019 Annual Meeting”).

“We have a long history of engaging with Neuberger Berman and appreciate its positive contributions to this process and support of our director nominees,” said Bill Wulfsohn, Ashland chairman and chief executive officer. “With the planned addition of three new independent directors in 2019, we have clearly demonstrated our commitment to board refreshment, ensuring we have the right mix of skills, expertise and experience to support our transformation. We look forward to continuing our constructive dialogue with Neuberger Berman and other shareholders with the goal of enhancing shareholder value.”

“We greatly appreciate Ashland’s spirit of collaboration and openness to enhancing the company’s corporate governance practices,” said Charles Kantor, Neuberger Berman Managing Director and Senior Portfolio Manager. “Additionally, we look forward to continuing to communicate our views on capital allocation and incentive compensation design in an effort to further align and reward decision making that maximizes long-term value for Ashland’s enviable asset base. Our firm has been a longtime investor in Ashland and supports the strategic initiatives currently underway; accordingly, we will vote for the full Ashland slate of nominees at the upcoming Annual Meeting. Finally, we look forward to working closely with Ashland to aid in selecting the best qualified candidates to further strengthen the board of directors.”

Addition of Two New Independent Directors

A search for one new independent director to be added to the board following the 2019 Annual Meeting will be initiated immediately. A second additional independent director will be appointed during the course of fiscal year 2019. Ashland will create a list of candidates to be considered for appointment to the board, in consultation with Neuberger Berman and with input from other shareholders. The company does not intend to permanently expand the size of the board. The board will appoint the two new independent directors consistent with its disciplined board process and with the assistance of Russell Reynolds Associates, a leading executive search firm.

Following these two appointments, eight of Ashland’s directors will have been added to the board since 2015. These directors include Craig A. Rogerson, chairman, president and chief executive officer of Hexion, Inc., who was added to the board’s slate of nominees following engagement with several major shareholders on January 2, 2019.

Michael J. Ward, having served on the Ashland board for 18 years, has indicated he will retire from the board following the appointment of the first new independent director, which will take place after the 2019 Annual Meeting.

Board and Leadership Committee Changes

The board has announced the following changes, effective following the 2019 Annual Meeting:
●	Jay V. Ihlenfeld, current Ashland director, will be appointed lead independent director, following the recently announced retirement of Barry W. Perry.
●	Mark C. Rohr, current director, will be appointed chair of the Governance & Nominating Committee.
●	Kathleen Wilson-Thompson, current director, will be appointed chair of the Compensation Committee.
●	Mr. Rogerson, current director nominee, will be appointed to the Compensation Committee.
●	Brendan M. Cummins, current director, will move from the Governance & Nominating Committee to the Environmental, Health, Safety and Quality Committee, to leverage his extensive chemicals expertise.

“Jay’s executive, operational and chemical industry experience make him ideally suited for the lead director role,” added Mr. Wulfsohn. “Each of these three directors – Jay, Mark and Kathleen – have been instrumental in the execution of our strategic plan that is driving significant value and we look forward to their continued guidance. Importantly, we want to thank Michael and Barry for their longtime leadership and dedication to the company and our shareholders.”

“I am honored to serve in this expanded role on the Ashland board as we complete our journey towards becoming a pure-play specialty chemicals company,” said Mr. Ihlenfeld. “We have a highly qualified and engaged board that is committed to overseeing the continued execution of our value-creating plan. We and the Ashland management team look forward to capitalizing on the progress we have made.”

Ashland strongly recommends that its shareholders vote to support the Ashland directors at the upcoming 2019 Annual Meeting by voting the BLUE proxy card today FOR all 11 of Ashland’s qualified and experienced director nominees: Brendan M. Cummins, William G. Dempsey, Jay V. Ihlenfeld, Susan L. Main, Jerome A. Peribere, Craig A. Rogerson, Mark C. Rohr, Janice J. Teal, Michael J. Ward, Kathleen Wilson-Thompson and William A. Wulfsohn.

Ashland’s materials regarding the board’s recommendation for the 2019 Annual Meeting can be found at www.AshlandValue.com.

Jay V. Ihlenfeld

Dr. Ihlenfeld has served on the board since 2017. He held various leadership positions during his 33-year career at 3M Company, a global science company, including most recently as former Senior Vice President. Dr. Ihlenfeld brings significant management and chemical industry experience to the board, as well as knowledge in the areas of international operations, leadership development and succession, environmental compliance and safety, risk oversight and M&A evaluation. Dr. Ihlenfeld is a director of Celanese Corporation, where he serves on the Compensation and Management Development Committee and is the chair of the Environmental, Health, Safety, Quality and Public Policy Committee. Dr. Ihlenfeld holds a Bachelor of Science degree in chemical engineering from Purdue University and a Ph.D. in chemical engineering from the University of Wisconsin.

Mark C. Rohr

Mr. Rohr has served on the board since 2008. He is the Chairman and Chief Executive Officer of Celanese Corporation, a leading technology and specialty materials company. Mr. Rohr brings significant management and chemical industry experience and knowledge to the board in the areas of finance, accounting, international business operations, safety, environmental compliance, risk oversight and corporate governance. Prior to his current position at Celanese Corporation, he held several executive positions with Albemarle Corporation, a specialty chemical company, including Executive Chairman of the Board (2011-2012), Chairman of the Board (2008-2011), Chief Executive Officer (2002-2011) and President (2000-2010). Before joining Albemarle, he served with Occidental Chemical Corporation as Senior Vice President. Mr. Rohr previously served as the Executive Chairman and Chairman of the Board of Albemarle Corporation. Mr. Rohr holds Bachelor of Science degrees in chemistry and chemical engineering from Mississippi State University.

Kathleen Wilson-Thompson

Ms. Wilson-Thompson has served on the board since 2017 and currently serves on the Compensation Committee and the Environmental, Health, Safety and Quality Committee.  She is the Executive Vice President and Global Chief Human Resources Officer of Walgreens Boots Alliance, Inc., the largest retail pharmacy, health and daily living destination across the USA and Europe. Ms. Wilson-Thompson brings valuable experience in managing significant corporate change and related personnel issues, along with significant knowledge and experience in the areas of business operations, safety, executive compensation, risk oversight and corporate governance.  Ms. Wilson-Thompson has served as a director of Vulcan Materials Company since 2009. Ms. Wilson-Thompson holds a bachelor’s degree from the University of Michigan, and a Juris Doctorate and an LLM, Master of Laws, in corporate and finance law from Wayne State University.

About Ashland
Ashland Global Holdings Inc. (NYSE: ASH) is a premier global specialty chemicals company serving customers in a wide range of consumer and industrial markets, including adhesives, architectural coatings, automotive, construction, energy, food and beverage, nutraceuticals, personal care and pharmaceutical. At Ashland, we are approximately 6,000 passionate, tenacious solvers - from renowned scientists and research chemists to talented engineers and plant operators - who thrive on developing practical, innovative and elegant solutions to complex problems for customers in more than 100 countries. Visit ashland.com to learn more.

C-ASH

About Neuberger Berman

Neuberger Berman, founded in 1939, is a private, independent, employee-owned investment manager. The firm manages a range of strategies—including equity, fixed income, quantitative and multi-asset class, private equity and hedge funds—on behalf of institutions, advisors and individual investors globally. With offices in 20 countries, Neuberger Berman’s team is more than 2,000 professionals. For five consecutive years, the company has been named first or second in Pensions & Investments Best Places to Work in Money Management survey (among those with 1,000 employees or more). Tenured, stable and long-term in focus, the firm fosters an investment culture of fundamental research and independent thinking. It manages $315 billion in client assets as of September 30, 2018. For more information, please visit our website at www.nb.com.

FORWARD-LOOKING STATEMENTS
This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Ashland has identified some of these forward-looking statements with words such as “anticipates,” “believes,” “expects,” “estimates,” “is likely,” “predicts,” “projects,” “forecasts,” “objectives,” “may,” “will,” “should,” “plans” and “intends” and the negative of these words or other comparable terminology. Ashland may from time to time make forward-looking statements in its annual reports, quarterly reports and other filings with the SEC, news releases and other written and oral communications. These forward-looking statements are based on Ashland’s expectations and assumptions, as of the date such statements are made, regarding Ashland’s future operating performance and financial condition, as well as the economy and other future events or circumstances. These statements include, but may not be limited to, Ashland’s assessment on its progress towards executing its strategic plan and becoming a premier specialty chemicals company and its expectations regarding its ability to drive value creation and sales and earnings growth and realize further cost reductions.

Ashland’s expectations and assumptions include, without limitation, internal forecasts and analyses of current and future market conditions and trends, management plans and strategies, operating efficiencies and economic conditions (such as prices, supply and demand, cost of raw materials, and the ability to recover raw-material cost increases through price increases), and risks and uncertainties associated with the following: the program to eliminate certain existing corporate and Specialty Ingredients expenses (including the possibility that such cost eliminations may not occur or may take longer to implement than anticipated), the expected divestiture of its Composites segment and the Marl BDO facility, and related merchant I&S products (including, in each case, the possibility that a transaction may not occur or that, if a transaction does occur, Ashland may not realize the anticipated benefits from such transaction), the impact of acquisitions and/or divestitures Ashland has made or may make, including the acquisition of Pharmachem (including the possibility that Ashland may not realize the anticipated benefits from such transactions); Ashland’s substantial indebtedness (including the possibility that such indebtedness and related restrictive covenants may adversely affect Ashland’s future cash flows, results of operations, financial condition and its ability to repay debt); Ashland’s ability to generate sufficient cash to finance its stock repurchase plans; severe weather, natural disasters, cyber events and legal proceedings and claims (including product recalls, environmental and asbestos matters); and without limitation, risks and uncertainties affecting Ashland that are described in Ashland’s most recent Form 10-K (including Item 1A Risk Factors) filed with the SEC, which is available on Ashland’s website at http://investor.ashland.com or on the SEC’s website at http://www.sec.gov. Various risks and uncertainties may cause actual results to differ materially from those stated, projected or implied by any forward-looking statements. Ashland believes its expectations and assumptions are reasonable, but there can be no assurance that the expectations reflected herein will be achieved. Unless legally required, Ashland undertakes no obligation to update any forward-looking statements made in this communication whether as a result of new information, future events or otherwise.

IMPORTANT INFORMATION
On January 2, 2019, Ashland filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement on Schedule 14A (the “proxy statement”) and blue proxy card in connection with its 2019 Annual Meeting, which is available free of charge at the SEC’s website at www.sec.gov and Ashland’s website at http://investor.ashland.com. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ ALL RELEVANT DOCUMENTS, INCLUDING ASHLAND’S PROXY STATEMENT AND ANY AMENDMENTS THERETO AND ACCOMPANYING BLUE PROXY CARD, FILED WITH OR FURNISHED TO THE SEC BECAUSE THEY CONTAIN, OR WILL CONTAIN, IMPORTANT INFORMATION ABOUT ASHLAND.

CERTAIN INFORMATION REGARDING PARTICIPANTS
Ashland, its directors, director nominees and certain of its officers, including William A. Wulfsohn, Brendan Cummins, William G. Dempsey, Jay V. Ihlenfeld, Susan L. Main, Jerome A. Peribere, Barry W. Perry, Craig A. Rogerson, Mark C. Rohr, Janice J. Teal, Michael J. Ward, Kathleen Wilson-Thompson, J. Kevin Willis, Peter J. Ganz and Seth A. Mrozek, will be participants in the solicitation of proxies from stockholders in respect of the 2019 Annual Meeting of Stockholders. Information regarding the ownership of the Company’s directors and executive officers in the company by security holdings or otherwise is included in Ashland’s proxy statement for the 2019 Annual Meeting of Stockholders, which was filed with the SEC on January 2, 2019. To the extent holdings of Ashland securities have changed since the amounts printed in the proxy statement for the 2019 Annual Meeting, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Stockholders may obtain free copies of the proxy statement and other relevant documents that Ashland files with the SEC on Ashland’s website at http://investor.ashland.com or from the SEC’s website at www.sec.gov.

FOR FURTHER INFORMATION:

Investor Relations: Seth A. Mrozek +1 (859) 815-3527 samrozek@ashland.com	Media Relations: Joele Frank, Wilkinson Brimmer Katcher Steve Frankel / Jill Kary +1 (212) 335-4449